UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2015

DOCUMENT SECURITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

23 E. Main Street, Suite 1525 Rochester, New York	14614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(585) 325-3610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 30, 2015, the Company filed an amendment to its previously filed prospectus supplement extending the offering period for its ongoing offering of stock and warrants from September 30, 2015 to October 30, 2015. As previously reported, the offering is being made to accredited investors pursuant to a prospectus supplement filed with the Securities and Exchange Commission on September 17, 2015, and an accompanying prospectus dated November 1, 2013, pursuant to the Company’s shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission on October 11, 2013 and became effective on November 1, 2013 (File No. 333-191704).

A copy of the amended form of securities purchase agreement is attached hereto as Exhibit 10.1. The foregoing description of the securities purchase agreement is not complete and is qualified in its entirety by reference to Exhibit 10.1. A copy of the opinion of Wyrick Robbins Yates & Ponton LLP relating to the validity of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

Effective on October 1, 2015, the Company appointed Joseph L. Sanders as a member of the Company’s Board of Directors (the “Board”), to fill one of the Board’s available vacancies. Mr. Sanders serves as Vice-President of Investments and Banking at Newport Coast Securities in Huntington Beach, California. There were no arrangements or understandings between Mr. Sanders and any other person pursuant to which Mr. Sanders was appointed as a director of the Board and there are no related party transactions between Mr. Sanders and the Company. Mr. Sanders qualifies as an independent director. It is anticipated that Mr. Sanders may serve on either the Board’s Compensation and Management Resources Committee or the Nominating and Corporate Governance Committee at some point during his term as a director.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

10.1	Form of amended Securities Purchase Agreement for September 2015 Financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Date: October 2, 2015	/s/ Jeffrey Ronaldi
By: Jeffrey Ronaldi
Title: Chief Executive Officer